CNA General Counsel Jonathan D. Kantor To Retire
CHICAGO, April 06, 2017 - CNA today announced that the Company’s Executive Vice President, General Counsel and Secretary, Jonathan D. Kantor, will retire, effective July 7, 2017. Kantor’s decision to retire brings to a close a notable career with CNA of nearly 23 years.

In his role as General Counsel, Kantor has been responsible for overseeing all of the Company’s legal and governmental affairs. He has also been a member of the Company’s executive leadership team, which is responsible for strategy, results and oversight for all business units of CNA.

“I want to thank Jon for his leadership and congratulate him on his retirement,” said Dino E. Robusto, Chairman and Chief Executive Officer of CNA. “Jon has made innumerable contributions to CNA and has been a trusted strategic advisor and counselor to management and the Board. His acumen, passion for law and his willingness to face tough challenges has led to the successful defense of the organization and a transformative approach to litigation in our industry. We thank Jon for his leadership in the organization and wish him and his family our very best.”

The Company intends to have in place a new general counsel prior to Kantor’s retirement.

About CNA
Serving businesses and professionals since 1897, CNA is the country’s eighth largest commercial insurance writer and the 14th largest property and casualty company. CNA’s insurance products include commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA's services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. "CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities.

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CONTACT:
Brandon Davis, 312-822-5167 / 312-834-6091
Sarah Pang, 312-822-6394 / 312-607-5544